UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 30, 2010

iGATE Corporation

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

000-21755	25-1802235
(Commission File Number)	(IRS Employer Identification No.)

6528 Kaiser Drive, Fremont, CA	94555
(Address of Principal Executive Offices)	(Zip Code)

(510) 896-3015

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(e)

On March 30, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of iGATE Corporation (the “Company”) approved the 2010 compensation program (the “Program”), as described below, for the Company’s President and Chief Executive Officer, Mr. Phaneesh Murthy.

Adjustment of Salary. The Committee approved the increase of Mr. Murthy’s 2010 base salary to $530,000. This represents a 6% increase from Mr. Murthy’s 2009 base salary.

Annual Bonus Program. The Committee approved Mr. Murthy’s eligibility to receive an annual cash bonus for 2010 based on the achievement of specified goals. The annual bonus opportunity will be based on the Company’s 2010 performance measured in terms of metrics such as revenue growth and earnings per share (“EPS”) growth. The Committee has established threshold, target and maximum levels for each metric. The actual bonus to be paid will be determined on the basis of the level at which each metric is actually attained, provided that minimum threshold performance, as established by the Committee, is achieved. The bonus amount payable will be prorated to the extent any performance metric is attained at a level between two of the designated levels. Mr. Murthy may also earn a special bonus conditioned upon the recruitment of senior executive talent as needed by the Company.

Any annual bonus payment will be made in cash as soon as practicable after the end of the fiscal year and approval of the award by the Committee. Mr. Murthy must be employed on the payment date to receive any earned award. The Committee has the authority to exercise discretion with regard to annual bonus payments. In addition, the Committee has the authority to make discretionary awards outside of those provided for under the Program.

Long-Term Incentive Program. The Committee approved certain long-term incentive opportunities for Mr. Murthy consisting of stock options and performance shares, which would be paid under the shareholder-approved 2006 iGATE Corporation Stock Incentive Plan. The Committee intends that the relative mix of grants of stock options and performance shares pursuant to this long-term incentive program to be 25%/75%, respectively.

Stock Options. The exercise price for stock options will be the closing price of the Company’s common stock on the date of grant. The Committee has approved a four-year vesting schedule. Stock options will vest quarterly at the rate of 25% per year, commencing on the grant date’s first anniversary.

On March 30, 2010, the Committee approved a grant to Mr. Murthy of 44,238 stock options in accordance with these terms.

Performance Shares. The long-term incentive program contemplates that performance share awards will be made in the first quarter of each year and will be earned based on the Company’s three-year EPS growth relative to select peer companies, ending on December 31 of the applicable year. It is contemplated that a new grant will be made annually, resulting in overlapping three-year performance cycles.

Earned awards will be paid in shares of the Company’s common stock. The Committee intends to pay the earned awards within the first two and one-half months following the end of the applicable performance period. Vesting occurs on the first business day of January in the year following the end of the applicable performance period. If Mr. Murthy were to leave the Company after that date, but before payment, then the earned amount will still be paid as though Mr. Murthy was still employed with the Company.

On March 30, 2010, the Committee approved a grant to Mr. Murthy of 108,822 performance shares covering the period of January 1, 2010 through December 31, 2012, in accordance with the terms described above. For this award, the Committee approved a performance/payout scale that ranges based on the Company’s three-year EPS growth relative to select peer companies. The Committee also approved on March 30, 2010 a separate “phase-in” grant of 72,911 performance shares to Mr. Murthy covering the period of January 1, 2010 through December 31, 2010. The intent of the phase-in grant is to bridge the gap and spread the opportunity over the initial three-year period, thus avoiding a full three-year gap in pay opportunity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iGATE CORPORATION

By:	/S/ MUKUND SRINATH
Name:	Mukund Srinath
Title:	Corporate Secretary

April 1, 2010